EXHIBIT 99.1

ATTACH COPY OF PRESS RELEASE

Contact:	F. Michael Johnson
Chief Financial Officer
(251) 431-7813

BANCTRUST FINANCIAL GROUP, INC. REPORTS
FIRST QUARTER RESULTS

MOBILE, Ala. (April 30, 2010) – BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported its financial results for the quarter ended March 31, 2010.  The Company reported that its first quarter 2010 net income, before the preferred dividend, rose to $1.1 million compared with a net loss, before the preferred dividend, of $5.3 million in the first quarter of 2009.  Net income available to common shareholders rose to $386 thousand, or $0.02 per fully diluted share, for the first quarter of 2010 compared with a net loss of $6.0 million, or $0.34 per fully diluted share, for the first quarter of 2009. The first quarter net income (loss) available to common shareholders included a preferred stock dividend of $739,000 in 2010 and $745,000 in 2009.

“BancTrust’s growth in first quarter net income highlighted the progress we have made since last year in building our net interest income, growing our net interest margin and reducing our operating costs,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc.  “This marked our third consecutive quarter of improved profitability and our highest net interest margin in almost two years.

“We remain focused on reducing the level of non-performing assets and believe this strategy provides our best opportunity to improve our future profitability,” continued Mr. Lamar. “Our provision for loan losses is down from last year. We believe that we are experiencing stability in our markets and we are encouraged by signs that the economy is strengthening.”

First Quarter Results

Net interest revenue was $14.9 million in the first quarter of 2010 compared with $12.8 million in the first quarter of 2009.  The increase in net interest revenue was due primarily to the continued increase in net interest margin since last year.   BancTrust’s net interest margin rose 8 basis points to 3.40% in the first quarter of 2010 compared with 3.32% in the fourth quarter of 2009, and increased 57 basis points from 2.83% in the first quarter of 2009.  The first quarter of 2010 marked the third consecutive quarterly increase in BancTrust’s net interest margin.

Loans totaled $1.4 billion at March 31, 2010, a slight decrease from total loans at December 31, 2009.  Total loans are down since March 31, 2009 by 5.4% as result of the weak economy’s effect on loan demand and the transfer of $34.6 million in loans to other real estate owned (“OREO”) through the foreclosure process.

Deposits rose 5.0% to $1.736 billion at March 31, 2010, from $1.653 billion at December 31, 2009.  BancTrust’s liquidity remains strong as evidenced by over $100 million in overnight funds sold as of March 31, 2010.

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“Our non-performing loans have stabilized since mid-2009, and this stabilization has been a primary factor in our reduced provision for loan losses compared with 2009,” noted Mr. Lamar.  Loans that were 30 days or more past due and accruing interest declined to 1.4% of total loans compared with 2.8% at March 31, 2009.  Non-performing loans were $125.5 million at March 31, 2010.  Renegotiated loans, all of which are accruing interest, accounted for $6.0 million of this amount.

The provision for loan losses declined to $2.9 million in the first quarter of 2010 compared with $11.1 million in the first quarter of 2009, and up slightly from $2.5 million in the fourth quarter of 2009.  Net charge-offs were $963,000 for the first quarter of 2010 compared with $3.9 million in the first quarter of 2009 and $4.5 million in the fourth quarter of 2009.  The allowance for loan losses grew to 3.30% of total loans at March 31, 2010, compared with 2.47% at March 31, 2009.

Total non-interest revenue declined to $5.3 million in the first quarter of 2010 compared with $7.0 million in the first quarter of 2009, primarily because of lower securities gains in 2010 compared with 2009.  Securities gains were $837,000 in the first quarter of 2010 compared with $2.3 million in the first quarter of 2009.

Non-interest expenses declined 8.4% to $15.7 million in the first quarter of 2010 compared with $17.2 million in the prior year first quarter.  Expenses declined in every major category except for FDIC insurance premiums, which more than doubled from $389,000 in the first quarter of 2009 to $940,000 in the first quarter of 2010, and OREO carrying costs, which increased from $528,000 in the 2009 period to $694,000 in the first quarter of 2010.

“Our total operating expenses are down 8.4% since the first quarter of last year despite substantial increases in our FDIC insurance premiums,” noted Mr. Lamar.  “We remain focused on improving our operating efficiency by leveraging our technology investments in hardware and software while improving the delivery of services to our customers.”

BancTrust’s pre-tax income increased to $1.7 million in the first quarter of 2010 compared with a pre-tax loss of $8.5 million in the first quarter of 2009.  Net income available to common shareholders was $386,000 for the first quarter of 2010 compared with a net loss to common shareholders of $6.0 million in the first quarter of 2009.

BancTrust’s Board of Directors did not declare a dividend on the Company’s common stock for the first quarter of 2010.  “We will continue to evaluate the payment of common cash dividends in the future based on our earnings outlook, capital and the state of the economy.  Our Board of Directors remains focused on preserving our strong capital base,” concluded Mr.  Lamar.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama.  The Company provides an array of traditional financial services through 41 bank offices in the southern two-thirds of Alabama and 9 bank offices in northwest Florida.  BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

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Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as  “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions.  Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited.  Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements.  Our forward-looking statements are based on information presently available to  management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the recently enacted Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009 and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in  BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.”  You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made.  BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

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BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

EARNINGS:
Interest revenue	$20,820	$21,562	$21,399	$21,066	$21,911
Interest expense	5,928	6,440	7,817	8,669	9,149

Net interest revenue	14,892	15,122	13,582	12,397	12,762

Provision for loan losses	2,850	2,500	1,725	22,050	11,100

Trust revenue	952	829	866	926	926
Service charges on deposit accounts	1,921	2,245	2,379	2,312	2,271
Securities gains	837	527	667	4	2,299
Other income, charges and fees	1,614	1,690	1,807	1,716	1,456
Total non-interest revenue	5,324	5,291	5,719	4,958	6,952

Salaries, pensions and other employee benefits	7,357	7,323	6,915	7,449	7,356
Net occupancy, furniture and equipment expense	2,542	2,645	2,757	2,599	2,676
Intangible amortization	567	588	687	688	687
Goodwill impairment	0	0	0	97,367	0
Loss on other real estate, net	162	143	663	9,340	1,643
FDIC insurance assessment	940	1,103	778	2,290	389
Other real estate carrying cost	694	670	685	1,505	528
Other non-interest expense	3,445	3,958	4,226	4,200	3,874
Total non-interest expense	15,707	16,430	16,711	125,438	17,153
Income (loss) before income taxes	1,659	1,483	865	(130,133)	(8,539)
Income tax expense (benefit)	534	370	79	(12,217)	(3,261)
Net income (loss)	1,125	1,113	786	(117,916)	(5,278)

Effective preferred stock dividend	739	764	756	761	745

Net income (loss) to common shareholders	$386	$349	$30	$(118,677)	$(6,023)

Earnings (loss) per common share:
Total
Basic	$0.02	$0.02	$0.00	$(6.74)	$(0.34)
Diluted	0.02	0.02	0.00	$(6.74)	$(0.34)

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.01	$0.025

Book value per common share	$6.64	$6.59	$6.61	$6.55	$13.32

Common shares outstanding	17,639	17,634	17,634	17,629	17,594
Basic average common shares outstanding	17,638	17,634	17,634	17,613	17,588
Diluted average common shares outstanding	17,734	17,765	17,634	17,613	17,588

STATEMENT OF CONDITION:	03/31/2010	12/31/09	09/30/09	06/30/09	03/31/09
Cash and cash equivalents	$139,095	$59,676	$94,724	$159,619	$201,967
Securities available for sale	284,625	261,834	304,461	270,771	208,655
Loans and loans held for sale	1,449,142	1,468,588	1,496,258	1,498,336	1,532,003
Allowance for loan losses	(47,792)	(45,905)	(47,903)	(49,008)	(37,872)
Goodwill	0	0	0	0	97,367
Other intangible assets	6,260	6,827	7,415	8,102	8,790
Other assets	198,765	195,699	181,114	186,834	174,750
Total assets	$2,030,095	$1,946,719	$2,036,069	$2,074,654	$2,185,660

Deposits	$1,735,957	$1,653,435	$1,738,430	$1,777,471	$1,770,933
Short term borrowings	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long term debt	92,992	93,037	93,087	93,125	93,209
Other liabilities	16,299	16,449	20,510	21,264	19,954
Preferred stock	47,722	47,587	47,454	47,323	47,194
Common shareholders' equity	117,125	116,211	116,588	115,471	234,370
Total liabilities and shareholders' equity	$2,030,095	$1,946,719	$2,036,069	$2,074,654	$2,185,660

	Quarter Ended
	03/31/10	12/31/09	09/30/09	06/30/09	03/31/09
AVERAGE BALANCES:
Total assets	$1,977,474	$1,984,163	$2,049,546	$2,163,702	$2,139,138
Earning assets	1,781,555	1,809,428	1,865,263	1,889,139	1,848,420
Loans	1,461,165	1,481,905	1,491,762	1,525,170	1,533,361
Deposits	1,682,915	1,686,494	1,752,623	1,753,792	1,710,054
Common shareholders' equity	117,353	117,313	116,001	231,964	242,563

PERFORMANCE RATIOS:

Return on average assets	0.23%	0.22%	0.15%	-21.86%	-1.00%
Return on average common shareholders' equity	1.33%	1.18%	0.10%	-205.21%	-10.07%
Net interest margin (tax equivalent)	3.40%	3.32%	2.92%	2.65%	2.83%

ASSET QUALITY:

Ratio of non-performing assets to total assets	9.04%	9.13%	8.33%	8.56%	7.23%
Ratio of allowance for loan losses to total loans, net of unearned income	3.30%	3.13%	3.20%	3.27%	2.47%
Net loans charged-off to average loans (annualized)	0.27%	1.20%	0.75%	2.87%	1.03%
Ratio of ending allowance to total non-performing loans	38.07%	36.59%	40.02%	39.00%	35.07%

CAPITAL RATIOS:

Average common shareholders' equity to average total assets	5.93%	5.91%	5.66%	10.72%	11.34%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A

For additional information contact: F. Michael Johnson (251) 431-7813.

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